Exhibit 99

N E W S      R E L E A S E

CONTACT:
Gregory M. Dearlove
Senior Vice President & Chief Financial Officer
(716) 887-7262

CTG Reports 2004 First Quarter Results

BUFFALO, N.Y. — April 19, 2004 — CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2004 first quarter which ended on April 2, 2004. Current and prior period results reflect CTG’s divestiture of its business operations in The Netherlands, which are reported as discontinued operations. The divestiture was announced on April 6, 2004 and has an effective date of January 1, 2004.

CTG reported 2004 first quarter revenues from continuing operations of $61.4 million, compared with 2003 first quarter revenues from continuing operations of $62.1 million. CTG’s income from continuing operations for the 2004 first quarter was $0.8 million, or $0.05 per diluted share, compared with 2003 first quarter income from continuing operations of $0.5 million, or $0.03 per diluted share. CTG’s loss from discontinued operations of $4.3 million, which includes the loss on sale of the Dutch operating unit of approximately $3.7 million and approximately $0.5 million of Foreign Currency Exchange loss previously recorded as a direct charge to Shareholders’ Equity, results in the Company’s net loss for the 2004 first quarter of $3.5 million, or $0.20 per diluted share, compared with 2003 first quarter net income of $0.1 million, or $0.01 per diluted share.

“CTG’s first quarter revenue and income from continuing operations reflects increasing demand in our strategic staffing business, which offset most of the impact of the conclusion of a few long-term engagements,” said CTG Chairman, President and Chief Executive Officer James R. Boldt. “This quarter was our seventh consecutive quarter of increased demand for our strategic staffing services, and we are currently experiencing strong demand from our healthcare and life sciences vertical practices, which are expected to grow at double-digit rates in 2004. We are adding recruiters in our strategic staffing, healthcare, and life sciences verticals to keep pace with rising demand.”

Mr. Boldt added, “From a long-term perspective, our decision to divest our Dutch business which reduced CTG’s pre-tax income by approximately $2.4 million in 2003, will enhance our operating profitability and margins going forward. This action also enables CTG to focus all its energies and resources on those areas of our business in North America and Europe that are performing well and better positioned for growth.”

CTG’s balance on its revolving credit agreement, which is classified as long-term debt and used to fund business growth and working capital needs, was $9.0 million at the end of the 2004 first quarter, compared with zero at the end of the 2003 fourth quarter and $15.6 million a year ago.

CTG also issued guidance for the second quarter of 2004 which includes 64 billing days, compared with 66 billing days in the first quarter of 2004. Based on current business and market conditions, CTG expects that its revenues from continuing operations and net income per diluted share for the second quarter of 2004 will range from $61.0 million to $63.0 million and $0.03 to $0.05, respectively.

Mr. Boldt concluded, “We continue to see gradually increasing demand for technology services and solutions and remain cautiously optimistic about the upcoming year. The improvement in our business and market conditions is reflected in our second quarter guidance and is expected to offset the impact of two fewer billing days in this quarter and the absence of revenue from our Dutch operations, which approximated $1.8 million per quarter. We are confident that our decision to divest our Dutch operations and our continued focus on core competencies and higher demand vertical markets best positions CTG for the future.”

Backed by 38 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 2,500 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2003 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2003 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on April 20, 2004 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman, President and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-877-531-2987 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time April 20, 2004 and 1:00 PM Eastern Time April 22, 2004 by dialing 1-800-475-6701 and entering the conference ID number 725745.

COMPUTER TASK GROUP, INCORPORATED (CTG)
Consolidated Statement of Operations

(amounts in thousands except per share data)

	For the Quarter Ended
	April 2,	March 28,
	2004	2003
Revenue	$61,447	$62,089
Direct costs	44,853	45,711
Selling, general and administrative expenses	15,163	15,632

Operating income	1,431	746
Net other expense	(127)	(176)

Income from continuing operations before income taxes	1,304	570
Provision for income taxes	522	94

Income from continuing operations	782	476
Loss from discontinued operations (including loss on disposal of $3.7 million in 2004)	(4,316)	(346)

Net income (loss)	$(3,534)	$130

Basic net income (loss) per share:
Continuing operations	$0.05	$0.03
Discontinued operations	(0.26)	(0.02)

Basic net income (loss) per share	$(0.21)	$0.01

Diluted net income (loss) per share:
Continuing operations	$0.05	$0.03
Discontinued operations	(0.25)	(0.02)

Diluted net income (loss) per share	$(0.20)	$0.01

Weighted average shares outstanding:
Basic	16,718	16,623
Diluted	17,243	16,765

COMPUTER TASK GROUP, INCORPORATED (CTG)
Consolidated Balance Sheets

(amounts in thousands)

	April 2,	March 28,		April 2,	March 28,
	2004	2003		2004	2003
Current Assets:			Current Liabilities:
Cash and cash equivalents	$2,863	$2,635	Accounts payable	$5,009	$6,888
Accounts receivable, net	46,660	45,810	Accrued compensation	17,639	16,739
Other current assets	2,443	3,218	Other current liabilities	6,820	4,870
Assets from discontinued operations	—	2,993	Liabilities from discontinued operations	—	922

Total Current Assets	51,966	54,656	Total Current Liabilities	29,468	29,419
Property and equipment, net	6,659	10,207	Long-term debt	8,961	15,641
Other assets	41,401	40,729	Other liabilities	8,449	7,846
			Shareholders' equity	53,148	52,686

Total Assets	$100,026	$105,592	Total Liabilities and Shareholders' Equity	$100,026	$105,592

— END —

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.